AMENDED AND RESTATED EMPLOYMENT AGREEMENT

    THIS AGREEMENT is made as of the 29th day of December, 2006, between UNION NATIONAL FINANCIAL CORPORATION ("Corporation"), a Pennsylvania business corporation having a place of business at 570 Lausch Lane, Lancaster, Pennsylvania 17601, UNION NATIONAL COMMUNITY BANK ("Bank") a national banking association having a place of business at 570 Lausch Lane, Lancaster, Pennsylvania 17601, and MARK D. GAINER ("Executive"), an individual residing at 995 Chapel Forge Court, Lancaster, Pennsylvania 17601.

                        WITNESSETH:

    WHEREAS, this Amended and Restated Employment Agreement continues in effect the Employment Agreement made between the parties effective January 1, 2004 with certain modifications; and

    WHEREAS, the purpose of this Amended and Restated Employment
Agreement is to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, the Corporation is a registered bank holding company; and

    WHEREAS, the Bank is a subsidiary of the Corporation; and

    WHEREAS, Corporation and Bank desire to employ Executive to serve in the capacity of President and Chief Executive Officer of each of Corporation and Bank under the terms and conditions set forth herein;

    WHEREAS, Executive desires to accept employment with Corporation and Bank on the terms and conditions set forth herein.

                       AGREEMENT:

    NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
    1. Employment. Corporation and Bank hereby employ Executive and Executive hereby accepts employment with Corporation and Bank, under the terms and conditions set forth in this Agreement.
    2. Duties of Employee. Executive shall perform and discharge well and faithfully such duties as an executive officer of Corporation and Bank as may be assigned to Executive from time to time by the Board of Directors of Corporation and Bank. Executive shall be employed as President and Chief Executive Officer of Corporation and Chief Executive Officer of Bank, and shall hold such other titles as may be given to him from time to time by the Board of Directors of Corporation and Bank. Executive shall devote his full time, attention and energies to the business of Corporation and Bank during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments so long as such investment does not exceed 5% of the outstanding shares of any publicly held company, (b) acting as a member of the Board of Directors of any other corporation or as a member of the Board of Trustees of any other organization, with the prior approval of the Board of Directors of Corporation and Bank, or (c) being involved in any other activity with the prior approval of the Board of Directors of Corporation and Bank. The Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of Corporation or Bank, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with Corporation or Bank.

    3.  Term of Agreement.

        (a) This Agreement shall be for a five (5) year period (the "Employment Period") beginning on the date of the Employment Agreement, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end five (5) years later (the "Initial Term"). The Employment Period shall be extended automatically for one additional year on the first annual anniversary date of the commencement of the Initial Term (the date first above written), and then on each annual anniversary date of this Agreement thereafter, unless any of Corporation, Bank or Executive gives contrary written notice to the other(s) not less than 180 days before any such anniversary date so that upon the anniversary date if notice had not been previously given as provided in this Section 3(a), the Employment Period shall be and continue for a five-year period thereafter. References in the Agreement to "Employment Period" shall refer to the Initial Term of this Agreement and any extensions to the initial term of this Agreement.

        (b) Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of each of Corporation and Bank to Executive. As used in this Agreement, "Cause" shall mean any of the following:

             (i) Executive's conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of forty five (45) consecutive days or more;

             (ii) Executive's failure to follow the good faith
                  lawful instructions of the Board of Directors of Corporation or Bank with respect to its operations, after written notice from Corporation or Bank and a failure to cure such violation within twenty (20) days of said written notice;

             (iii) Executive's willful failure to substantially
                   perform Executive's duties to Corporation or Bank, other than a failure resulting from Executive's incapacity because of physical or mental illness, as provided in subsection (d) of this Section 3, after written notice from Corporation or Bank and a failure to cure such violation within twenty (20) days of said written notice;

             (iv) Executive's intentional violation of the provisions of this Agreement, after written notice from Corporation or Bank and a failure to cure such violation within twenty (20) days of said written notice;

             (v)   dishonesty of the Executive in the
                   performance of his duties;

             (vi) Executive's removal or prohibition from being an institutional-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act or by the Office of the Comptroller of the Currency pursuant to national law;

             (vii) conduct by the Executive as determined by an
                   affirmative vote of seventy-five percent
                   (75%) of the disinterested members of the Board of Directors which brings public discredit to Corporation or Bank which results or may be reasonably expected to result in material financial or other harm to the Corporation or Bank;

             (viii)Executive's breach of fiduciary duty
                   involving personal profit; or

             (ix) unlawful harassment by the Executive against employees, customers, business associates, contractors, or vendors of Corporation or Bank which results or may be reasonably expected to result in material liability to Corporation or Bank, as determined by an affirmative vote of three-fourths (3/4) of the disinterested independent members of the Board of Directors of Corporation or Bank, following an investigation of the claims by a third party unrelated to the Bank chosen by the Executive and Corporation. If the Executive and Corporation do not agree on said third party, then as chosen by an affirmative vote of three-fourths (3/4) of the disinterested independent members of the Board of Directors of the Corporation.

             (x)   Before taking any vote under subparagraphs
                   (vii) and (ix) above, Executive shall be entitled to appear before the Board and present Executive's position as to any issues about which Executive has been notified by the Board in writing. Such appearance shall be within a reasonable period of time following written notice to Executive of the issues but in no event longer than thirty days after the date of said written notice.

             If this Agreement is terminated for Cause, all of Executive's rights under this Agreement shall cease as of the effective date of such termination.

        (c) Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive's voluntary termination of employment (other than in accordance with Section 5 of this Agreement) for Good Reason. The term "Good Reason" shall mean (i) the assignment of duties and responsibilities inconsistent with Executive's status as President and Chief Executive Officer of Corporation and Bank, (ii) a reassignment which requires Executive to move his principal residence or his office more than fifty (50) miles from the Corporation's and Bank's principal executive office immediately prior to this Agreement, (iii) any removal of the Executive from office or any adverse change in the terms and conditions of the Executive's employment, except for any termination of the Executive's employment under the provisions of Section 3(b) hereof, (iv) any reduction in the Executive's Annual Base Salary as in effect on the date hereof or as the same may be increased from time to time, except such reductions that are the result of a
             national financial depression or national or bank emergency when such reduction has been implemented by the Board of Directors for the Corporation and Bank's senior management, or (v) any failure of Corporation and Bank to provide the Executive with benefits at least as favorable as those enjoyed by the Executive during the Employment Period under any of the pension, life insurance, medical, health and accident, disability or other employee plans of Corporation and Bank, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all employees. If such termination occurs for Good Reason, then Corporation or Bank shall pay Executive an amount equal to the greater of the remaining balance of the Agreed Compensation otherwise due to the Executive for the remainder of the then existing Employment Period or 2.99 times the Executive's Agreed Compensation as defined in subsection (f) of this Section 3, which amount shall be payable in thirty-six (36) equal monthly installments and shall be subject to federal, state and local tax withholdings. In addition, for a period of three (3) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if Corporation and Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits), but only to the extent that such payment will not violate
             Section 409A of the Code. If permitted under the terms of the plan, Executive shall receive the additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the Agreement. In the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of Executive in connection with Executive's termination of employment, would result in the imposition of an excise tax under Code Section 4999, the last sentence of Section 6(a) hereof shall apply.

             At the option of the Executive, exercisable by the Executive within ninety (90) days after the occurrence of the event constituting "Good Reason," the Executive may resign from employment under this Agreement by a notice in writing (the "Notice of Termination") delivered to Corporation and Bank and the provisions of this Section 3(c) hereof shall thereupon apply.

        (d) Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive's Disability and Executive's rights under this Agreement shall cease as of the date of such termination; provided, however, that Executive shall nevertheless be entitled to receive an amount equal to and no greater than 70% of the Executive's Agreed Compensation as defined in subsection (f) of this
             Section 3, less amounts payable under any disability plan of Corporation and Bank, until the earliest of (i) Executive's return to employment,
             (ii) his attainment of age 65, (iii) his death, or
             (iv) the end of the then existing Employment
             Period. In addition, Executive shall receive for such period a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his disability, or, if Corporation and Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits), but only to the extent that such payment will not violate Section 409A of the Code. For purposes of this Agreement, the Executive shall have a Disability if Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The Executive shall have no duty to mitigate any payment provided for in this Section 3(d) by seeking other employment.

        (e) Executive agrees that in the event his employment under this Agreement is terminated, Executive shall resign as a director of Corporation and Bank, or any affiliate or subsidiary thereof, if he is then serving as a director of any of such entities.


        (f) The term "Agreed Compensation" shall equal the sum of (A) the Executive's highest Annual Base Salary under the Agreement, and (B) the average of the Executive's annual bonuses with respect to the three (3) calendar years immediately preceding the Executive's termination.

    4.  Employment Period Compensation.

        (a)  Annual Base Salary. For services performed by
             Executive under this Agreement, Corporation or Bank shall pay Executive an Annual Base Salary during the

             Employment Period at the rate of $219,450.00 per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of Corporation or Bank. Corporation or Bank may, from time to time, increase Executive's Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of Corporation or Bank or any committee of such Board in the resolutions authorizing such increases.

        (b) Bonus. For services performed by Executive under this Agreement, Corporation or Bank may, from time to time, pay a bonus or bonuses to Executive as Corporation or Bank, in its sole discretion, deems appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of Corporation or Bank to Executive provided for in this Agreement.

        (c) Vacations. During the term of this Agreement, Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of Corporation and Bank. However, Executive shall not be entitled to receive any additional compensation from Corporation and Bank for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of Corporation and Bank.

        (d) Automobile. During the term of this Agreement, Corporation and Bank shall provide Executive with exclusive use of an automobile mutually agreed upon by Corporation and Bank. Corporation and Bank shall be responsible and shall pay for all costs of insurance coverage, repairs, maintenance and other operating and incidental expenses, including license, fuel and oil. Corporation and Bank shall provide Executive with a replacement automobile at approximately the time Executive's automobile reaches three (3) years of age or 50,000 miles, whichever is first, and approximately every three
             (3) years or 50,000 miles thereafter, upon the same terms and conditions.

        (e) Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at Corporation and Bank, subject to the terms of said plan, until such time that the Boards of Directors of Corporation and Bank authorize a change in such benefits. Corporation and Bank shall not make any changes in such plans or benefits which would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of Corporation and Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of Corporation and Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to
             Section 4(a) hereof.

        (f) Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Boards of Directors of Corporation and Bank for their executive officers.

        (g) Club Membership. Corporation or Bank shall provide the Executive with a membership to a Country Club in Pennsylvania mutually agreed upon, paying initiation and other fees, membership dues, assessments and business-related expenses.

    5.  Termination of Employment Following Change in Control.

        (a) If a Change in Control (as defined in Section 5(b) of this Agreement) shall occur and thereafter, there shall be:

             (i) any involuntary termination of Executive's employment (other than for the reasons set forth in Section 3(b) or 3(d) of this Agreement);

             (ii)  any reduction in Executive's title,
                   responsibilities, including reporting
                   responsibilities, or authority, including such title, responsibilities or authority as such may be increased from time to time during the term of this Agreement;

             (iii) the assignment to Executive of duties
                   inconsistent with Executive's office on the date of the Change in Control or as the same may be increased from time to time after the Change in Control;

             (iv) any reassignment of Executive to a location greater than fifty (50) miles from the location of Executive's office on the date of the Change in Control;

             (v) any reduction in Executive's Annual Base Salary in effect on the date of the Change in Control or as the same may be increased from time to time after the Change in Control;

             (vi)  any failure to provide Executive with
                   benefits at least as favorable as those
                   enjoyed by Executive under any of Corporation or Bank's retirement or pension, life insurance, medical, health and accident, disability or other employee plans in which Executive participated at the time of the Change in Control, or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control;

             (vii) any requirement that Executive travel in
                   performance of his duties on behalf of
                   Corporation or Bank for a significantly
                   greater period of time during any year than was required of Executive during the year preceding the year in which the Change in Control occurred;

             (viii)any sustained pattern of interruption or
                   disruption of Executive for matters
                   substantially unrelated to Executive's
                   discharge of Executive's duties on behalf of Corporation and Bank; or

             (ix) a good faith determination by Executive that he can no longer work with the new management of Corporation and Bank.

             then, at the option of Executive, exercisable by Executive within one hundred eighty (180) days of the Change in Control, Executive may resign from employment with Corporation and Bank (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the "Notice of Termination") to Corporation and Bank and the provisions of Section 6 of this Agreement shall apply.

        (b) As used in this Agreement, "a Change in Control" (other than one occurring by reason of an acquisition of the Company by Executive) shall be deemed to have occurred if the Board of Directors of Corporation or Bank certifies on an objective basis that one of the following has occurred:

             (i) a sale or other transfer of ownership of forty percent (40%) or more of the total gross fair market value of the assets of Corporation and Bank to any individual, corporation, partnership, trust, or other entity or organization (a "Person") or group of Persons acting in concert as a partnership or other group, other than a Person controlling, controlled by, or under common control with Corporation or Bank;

             (ii) any Person or group of Persons acting in concert as a partnership or other group, other than a Person controlling, controlled by, or under common control with Corporation or Bank, acquires ownership of stock in Corporation, that together with stock held by such Person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Corporation, provided such Person or group did not own more than 50 percent of the total fair market value or total voting power of the stock of Corporation prior to such acquisition; or

             (iii) the replacement of a majority of members of
                   Corporation's Board of Directors over any period of one year or less by directors whose appointment or election is not endorsed by a majority of the members of the Corporation's Board of Directors prior to the date of the appointment or election.

    6.  Rights in Event of Termination of Employment Following
     Change in Control.

        (a) In the event that Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement) to Corporation and Bank, Executive shall be entitled to receive the compensation and benefits set forth below:

             If, at the time of termination of Executive's employment, a "Change in Control" (as defined in Section 5(b) of this Agreement) has also occurred, Corporation and Bank shall pay Executive an amount equal to and not greater than 2.99 times the Executive's Agreed Compensation as defined in subsection (f) of this Section 3, which amount shall be payable in thirty-six (36) equal monthly installments and shall be subject to federal, state and local tax withholdings. In addition, for a period of three (3) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if Corporation and Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits), but only to the extent that such payment will not violate
             Section 409A of the Code. If permitted under the terms of the plan, Executive shall receive additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the Agreement. In the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of Executive in connection with Executive's termination of employment, would result in the imposition of an excise tax under Code
             Section 4999, Executive shall receive an additional payment such that the net amount retained by the Executive, after application of such excise tax and any federal, state and local income and payroll taxes payable by Executive on such additional payment, shall be equal to the amount Executive would have received had the excise tax not been imposed; provided, however, that no such additional payment shall be made hereunder unless the amount of "parachute payments" exceeds three times the aggregate allocable "base amount" for such parachute payments (as those terms are defined under Code Section 280G) by more than fifty thousand dollars ($50,000); and provided further, that if the amount of parachute payments does not exceed three times the aggregate allocable base amount by more than fifty thousand dollars ($50,000), the amount payable to Executive hereunder shall be reduced to the extent necessary, but no more than is necessary, to avoid application of any excise tax under Code Section 4999.

        (b) Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 6 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.
    7.  Rights in Event of Termination of Employment Absent
   Change in Control.

        (a) In the event that Executive's employment is involuntarily terminated by Corporation and/or Bank without Cause and no Change in Control shall have occurred at the date of such termination, Corporation and Bank shall pay Executive an amount equal to and no greater than 2.99 times the Executive's Agreed Compensation as defined in subsection (f) of Section 3, and shall be payable in thirty-six (36) equal monthly installments and shall be subject to federal, state and local tax withholdings. In addition, for a period of three
             (3) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if Corporation and Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits), but only to the extent that such payment will not violate
             Section 409A of the Code. In addition, if permitted pursuant to the terms of the plan, Executive shall receive additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the Agreement. In the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of Executive in connection with Executive's termination of employment, would result in the imposition of an excise tax under Code Section 4999, the last sentence of Section 6(a) hereof shall apply.

        (b) Executive shall not be required to mitigate the amount of any payment provided for in this Section
             7 by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this section 7 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

    8.  Covenant Not to Compete.
        (a) Executive hereby acknowledges and recognizes the highly competitive nature of the business of Corporation and Bank and accordingly agrees that, during and for the applicable period set forth in
             Section 8(c) hereof, Executive shall not, except as otherwise permitted in writing by the Corporation and the Bank:

             (i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Corporation or Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, in any county and contiguous county in which, at the date of termination of the Executive's employment, a branch location, office, loan production office, or trust or asset and wealth management office of Corporation, Bank or any of their subsidiaries is located, whether inside or outside of the Commonwealth of Pennsylvania, (the "Non-Competition Area"); or
             (ii) provide financial or other assistance to any
                  person, firm, corporation, or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Corporation or Bank or any of their subsidiaries are engaged during the Employment Period, in the Non-Competition Area; or

             (iii)directly or indirectly solicit persons or
                  entities who were customers or referral
                  sources of Corporation, Bank or their
                  subsidiaries within sixth (6) months of
                  Executive's termination of employment, to a become customer or referral source of a person or entity other than Corporation, Bank or their subsidiaries;

             (iv) directly or indirectly solicit employees of
                  Corporation, Bank or their subsidiaries who were employed within one year of Executive's termination of employment to work for anyone other than Corporation, Bank or their subsidiaries

        (b) It is expressly understood and agreed that, although Executive and Corporation and Bank consider the restrictions contained in Section 8(a) hereof reasonable for the purpose of preserving for Corporation and Bank and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 8(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of
             Section 8(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

        (c) The provisions of this Section 8 shall be applicable commencing on the date of this Agreement and ending on one of the following dates, as applicable:

             (i)  if Executive's employment terminates in
                  accordance with the non-renewal provisions of
                  Section 3, the effective date of termination of employment; or

             (ii) if Executive's employment terminates in
                  accordance with the provisions of Section 3(b) of this Agreement (relating to termination for Cause), or Section 3(c) of this Agreement (relating to termination for Good Reason), the second anniversary date of the effective date of termination of employment; or

             (iii)if the Executive voluntarily terminates his
                  employment, the second anniversary date of the effective date of termination of employment;
               or

             (iv) if the Executive's employment is involuntarily
                  terminated in accordance with the provisions of Section 7 hereof, the second anniversary date of the effective date of termination of employment; or

             (v) if the Executive's employment is terminated following a Change in Control in accordance with the provisions of Section 5 hereof, the third anniversary of the effective date of termination of employment if the termination occurs prior to December 31, 2010, or the second anniversary if the termination occurs after December 31, 2010.
    9. Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Boards of Directors of Corporation and Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of Corporation or Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of Corporation and Bank, any material confidential information obtained by him while in the employ of Corporation and Bank with respect to any of Corporation and Bank's services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to Corporation or Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business of a business similar to that conducted by Corporation and Bank or any information that must be disclosed as required by law.

    10. Work Made for Hire. Any work performed by the Executive under this Agreement should be considered a "Work Made for Hire" as the phrase is defined by the U.S. patent laws and shall be owned by and for the express benefit of Corporation, Bank and their subsidiaries and affiliates. In the event it should be established that such work does not qualify as a Work Made for Hire, the Executive agrees to and does hereby assign to Corporation, Bank, and their affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

    11. Return of Company Property and Documents. The Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to Corporation, Bank and their subsidiaries and affiliates, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by the Executive during the course of his employment.

    12. Liability Insurance. Corporation and Bank shall use their best efforts to obtain insurance coverage for the Executive under an insurance policy covering officers and directors of Corporation and Bank against lawsuits, arbitrations or other legal or regulatory proceedings; however, nothing herein shall be construed to require Corporation and/or Bank to obtain such insurance, if the Board of Directors of the Corporation and/or Bank determine that such coverage cannot be obtained at a reasonable price.

    13. Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive's residence, in the case of notices to Executive, and to the principal executive offices of Corporation and Bank, in the case of notices to Corporation and Bank.

    14. Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Boards of Directors of Corporation and Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

    15. Assignment. This Agreement shall not be assignable by any party, except by Corporation and Bank to any successor in interest to their respective businesses.

    16. Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Bank and/or Corporation and this Agreement contains all the covenants and agreements between the parties with respect to employment. This Agreement specifically releases all parties of any rights and obligations under the Executive Employment Agreement of Mark D. Gainer dated January 1, 1999, between Union National Financial Corporation, Union National Community Bank and Mark D. Gainer and said agreement is hereafter null and void.

    17. Successors; Binding Agreement.

        (a) Corporation and Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of Corporation and Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Corporation and Bank would be required to perform it if no such succession had taken place. Failure by Corporation and Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 3 of this Agreement shall apply. As used in this Agreement, "Corporation" and "Bank" shall mean Corporation and Bank, as defined previously and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

        (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive's employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee, or, if there is no such designee, to Executive's estate.

    18. Arbitration. Corporation, Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for any enforcement sought with respect to Sections 8, 9, 10 or 11 which may be litigated in court, including an action for injunction or other relief) are to be submitted for resolution, in Philadelphia, Pennsylvania, to the American Arbitration Association (the "Association") in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules then in effect ("Rules"). Corporation, Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. Corporation and Bank and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Corporation, Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 8, 9, 10 or 11 of this Agreement, including an action for injunction or other relief.

    19. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
    20. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles. The provisions of this Agreement shall be construed consistent with Section 409A of the Code, the applicable Treasury Regulations and other official guidance promulgated thereunder so as not to give rise to any violation of such section.

    21. Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

    22. Delay in Payment. Notwithstanding anything in this Agreement to the contrary, if any event giving rise to an entitlement to payment hereunder is determined to be a "separation from service" and the Executive is a "specified employee" within the meaning of Section 409A of the Code, no payment shall be made until one day after six months from separation from service, at which time such delayed payments shall be accumulated and paid in one lump sum.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:                              UNION NATIONAL FINANCIAL
                                     CORPORATION

/s/ Donna Stoudt                     By:/s/ James R. Godfrey
_________________________               ________________________
Donna J. Stoudt, Secretary              James R. Godfrey,
                                       Director and Chairman of
                                        Compensation Committee



                                     UNION NATIONAL COMMUNITY

/s/ Donna Stoudt                     By:/s/ James R. Godfrey
_________________________               ________________________
Donna J. Stoudt, Secretary              James R. Godfrey,
                                       Director and Chairman of
                                        Compensation Committee

WITNESS:                             EXECUTIVE
/s/ Donna Stoudt                     /s/ Mark D. Gainer
_________________________            _________________________
Donna Stoudt                         Mark D. Gainer